UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION  13 or 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 5, 2023
MOONLAKE IMMUNOTHERAPEUTICS
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	001-39630	98-1711963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Dorfstrasse 29
6300 Zug
Switzerland
(Address of principal executive offices and Zip Code)
41 415108022
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary share, par value $0.0001 per share	MLTX	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company                    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

Item 7.01.     Regulation FD Disclosure.
On November 5, 2023, MoonLake Immunotherapeutics (the “Company”) issued a press release announcing positive top-line results from its global Phase 2 ARGO trial (M1095-PSA-201) evaluating the efficacy and safety of the Nanobody® sonelokimab in patients with active psoriatic arthritis. The Company is hosting a webcast today, Monday, November 6, 2023 at 8:00 am, Eastern Time, to discuss the data results.
A copy of the press release and the webcast presentation are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The exhibits furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act, regardless of any general incorporation language in such filing.
Item 8.01.     Other Events.
Top-line Results from Phase 2 ARGO Trial
On November 5, 2023, the Company announced positive top-line results from its global Phase 2 ARGO trial evaluating the efficacy and safety of the Nanobody® sonelokimab in patients with active psoriatic arthritis (“PsA”).
The ARGO trial (M1095-PSA-201), which enrolled 207 patients, met its primary endpoint with a statistically significant greater proportion of patients treated with either sonelokimab 60mg or 120mg (with induction) achieving an American College of Rheumatology (“ACR”) 50 response compared to those on placebo at week 12. Specifically, for the 60mg and 120mg doses with induction, respectively, 46% and 47% of patients treated with sonelokimab achieved ACR50 (p<0.01 versus placebo); 78% and 72% of patients achieved ACR20; and 29% and 26% achieved ACR70. The primary analyses were based on the most stringent type of analysis for such trials, intention-to-treat with non-responder imputation (“ITT-NRI”). As expected, the 60mg dose without induction did not reach statistical significance, confirming the 60mg and 120mg with induction as the potential dose regimens to carry forward into Phase 3.
All key secondary endpoints were met for the 60mg and 120mg doses with induction. The key secondary endpoint Psoriasis Area and Severity Index (“PASI”) 90 was met for all doses with induction; 77% of patients responding at week 12 to the 60mg dose (ITT-NRI, p<0.001 versus placebo). For this dose, 58% of patients achieved complete skin clearance (PASI100) at week 12. PASI responses across dose arms were consistent with the previously reported Phase 2b data of sonelokimab in moderate-to-severe plaque-type psoriasis, with the 120mg dose achieving the highest responses for PASI100 (close to 60% of patients at week 12, ITT-NRI) in patients with more severe skin lesions (PASI score ≥ 10 at baseline).
Other clinically relevant secondary endpoints, such as Minimal Disease Activity (MDA), the modified Nail Psoriasis Severity Index (mNAPSI), the Leeds Enthesitis Index (LEI) and the patient self-reported Psoriatic Arthritis Impact of Disease (PsAID-12), each show promising levels of response at week 12.
Adalimumab was used as an active reference to validate responses across arms (not powered for statistical comparisons to active treatment). Sonelokimab 60mg and 120mg (with induction) numerically outperformed adalimumab on the primary endpoint and all key secondary endpoints, with the observed deltas further supporting the potential for sonelokimab as a future leading therapy.
The patient discontinuation rate in the ARGO trial was low at week 12 (less than 4%), similar to what was observed in previous trials of sonelokimab in psoriasis and hidradenitis suppurativa. The safety profile of sonelokimab in ARGO was consistent with previously reported studies with no new safety signals. Specifically, oral candidiasis was observed in less than 2% of patients on sonelokimab, with no case leading to discontinuation. No cases of inflammatory bowel disease (IBD), major adverse cardiovascular events (MACE) or suicidal ideation and behavior (“SI/B”) were observed. Overall, sonelokimab continues to show a favorable safety profile. Across the sonelokimab clinical program to date, the Company has not seen any signal of SI/B or liver enzyme elevations related to sonelokimab treatment.

The results suggest that, as early as week 12, the Nanobody® sonelokimab reaches levels of clinical response at or above those seen with other therapies tested in similarly stringent trials. The high performance of sonelokimab and its favorable safety profile continue to support the potential of using a smaller biologic with albumin-binding capacity to inhibit IL-17A and IL-17F for the treatment of inflammatory diseases.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit Number	Exhibit Title or Description
99.1	Press Release, dated November 5, 2023
99.2	Slide Presentation, dated November 6, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOONLAKE IMMUNOTHERAPEUTICS
Date:	November 6, 2023	By:	/s/ Matthias Bodenstedt
		Name:	Matthias Bodenstedt
		Title:	Chief Financial Officer